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Exhibit 11. Statement re computation of per share earnings

         VESTA INSURANCE GROUP, INC. COMPUTATION OF EARNINGS PER SHARE

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
                                                      Year Ended December 31,
                                                     -------------------------
                                                      1996    1997     1998
                                                     ------- ------- ---------
                                                     (In thousands except per
                                                            share data)
BASIC EARNINGS PER SHARE:
 Weighted average common shares outstanding.........  18,860  18,600    18,549
 Net income......................................... $36,813 $36,860 $(141,184)
 Basic earnings per share........................... $  1.95 $  1.98 $   (7.61)
DILUTED EARNINGS PER SHARE:
 Weighted average common shares outstanding.........  18,860  18,600    18,549
 Net effect of the assumed exercise of stock options
  and nonvested restricted stock--based on the trea-
  sury stock method using average market price for
  the year..........................................     297     453       --
                                                     ------- ------- ---------
 Total weighted average common shares and common
  stock equivalents outstanding.....................  19,157  19,053    18,549
 Net income......................................... $36,813 $36,860 $(141,184)
 Diluted earnings per share......................... $  1.92 $  1.93 $   (7.61)
                                                     ======= ======= =========
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